SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) January 14, 2002


                              DHB INDUSTRIES, INC.
                              ____________________
             (Exact name of registrant as specified in its charter)



          DELAWARE                       0-22429                11-3129361
____________________________         ______________       ______________________
(State or other jurisdiction          (Commission            (I.R.S. Employer
      of incorporation)               File Number)          Identification No.)


555 WESTBURY AVE., CARLE PLACE, NEW YORK                           11514
________________________________________                         __________
(Address of principal executive offices)                         (Zip Code)


                                 (516) 997-1155
                                 ______________
               Registrant's telephone number, including area code

Item 5.  OTHER EVENTS

On January 14, 2002, David H. Brooks, the principal stockholder of the Company, exchanged $3 million of the approximately $10 million of indebtedness due him for 500,000 Shares of the newly authorized Series A Convertible Preferred Stock ("Preferred Stock"). The Preferred Stock has a dividend rate of $.72 per share per annum, an amount equal to the amount that would have been paid as interest on the exchanged indebtedness. Shares of the Preferred Stock are convertible, on a one-to-one basis, at the option of the holder, into shares of Common Stock. Notwithstanding the foregoing, each share of Preferred Stock shall automatically convert into one share of DHB Industries' Common Stock on March 15, 2002, if the Company's independent auditors do not certify to the Board of Directors by such date that the Company had a Stockholders' Equity of at least $4 million on December 31, 2001. The shares of Preferred Stock are redeemable at the option of the Company on December 15, 2002 and on each December 15th thereafter.

The Company entered into the agreement in order to meet the listing standards of The American Stock Exchange that the Company has a minimum stockholders' equity of not less than $4 million. The Company has made application to the Exchange for listing; however, there can be no assurance that the Company's application will be approved.


Item 7.  EXHIBITS

See Exhibits Index on page 3 of this report.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                              DHB Industries, Inc.
                                              (Registrant)



Date: January 28, 2002                       By:  /s/ DAVID H. BROOKS
                                                  ______________________________
                                                  Name: David H. Brooks
                                                  Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.      Description
___________      ___________

3.3 Amendment to Certificate of Incorporation changing name to DHB Industries, Inc., filed with Delaware Secretary of State on July 24, 2001.

3.4 Certificate of Designations and Preference,filed with Delaware Secretary of State on December 26, 2001.

4.2              Stock Subscription Agreement between the Registrant and  David
                 H. Brooks, dated December 14, 2001.

99.1 Pro Forma Financial Statements as of September 30, 2001, giving effect to Preferred Stock offering described in Item 5 of this Form 8-K, and other equity activity.